EXHIBIT 99.1

PRESS RELEASE

MediCor Ltd.
Marc S. Sperberg
U.S. 702-932-4560, x308

For Immediate Release: November 3, 2006

MEDICOR TO PRESENT AT THE CIBC W ORLD M ARKETS 17th ANNUAL HEALTHCARE CONFERENCE

LAS VEGAS, November 3, 2006 -- MediCor Ltd. (OTCBB: MDCR), a leading manufacturer and distributor of breast implants worldwide, today announced that Theodore R. Maloney, its Chief Executive Officer, will be presenting at the CIBC World Markets 17th Annual Healthcare Conference on Tuesday, November 7, 2006 at 1:50 p.m. Eastern Standard Time at the Waldorf-Astoria Hotel in New York, NY.  A copy of the slide presentation will be available on the Company’s website at the commencement of the presentation and will be archived on the Company’s website for 30 days following the presentation.

About MediCor Ltd.

MediCor was founded by Chairman of the Board Donald K. McGhan, a pioneer of the breast implant industry.  The Company acquires, develops, manufactures and markets products for medical specialties in the aesthetic, plastic and reconstructive surgery and dermatology markets.  Products include surgically implantable prostheses for aesthetic, plastic and reconstructive surgery and scar management products.  Its products are sold worldwide to hospitals, surgery centers and physicians through various distributors and direct sales personnel.  MediCor’s strategy is to be the leading integrator of selected international medical device markets, technologies and businesses.  To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets.  MediCor intends to both expand existing product lines and offerings and acquire companies and other assets, including intellectual property rights or distribution rights.

Forward-Looking Statements

This release contains forward-looking statements.  Such statements are based upon the current beliefs and expectations of MediCor’s management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to sustain continued losses and obtain requisite additional financing to continue operations; the acceptability to regulators of our regulatory data and submissions; the ability to obtain governmental approvals to market our products; the timing of our and our competitors’ approvals and entry to markets; the effect of such timing and the related delays in revenues and continued expenses and their affect on our ability to successfully and profitably operate our businesses; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk that businesses we acquire will not be integrated or operated successfully; the risk that cost savings or other anticipated benefits from acquisition transactions may not be realized or may take longer to realize than expected; disruption from transactions making it more difficult to maintain relationships with customers, employees or suppliers; the outcome of legal proceedings; the risk of new and changing regulations in the U.S. and internationally; the risk of instability in the capital markets in the U.S. and internationally; and the ability to effect acquisitions to continue to execute on our growth plans.

Additional factors that could cause MediCor’s results to differ materially from those described in the forward-looking statements can be found in MediCor’s Annual Report on Form 10-K for the year ended June 30, 2006, subsequent quarterly filings on Form 10-Q, and other announcements on Form 8-K, all of which have been filed with the Securities and Exchange Commission and are available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

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